                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

[ ]  Filed by the registrant

[ ]  Filed by a party other than the registrant

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          Shaman Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

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     (4)  Date Filed:

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

                          SHAMAN PHARMACEUTICALS, INC.
                             213 EAST GRAND AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders ("Special Meeting") of Shaman Pharmaceuticals, Inc. ("Shaman Pharmaceuticals" or the "Company"), which will be held at 9:00 A.M. Pacific Time on Wednesday, March 24, 1999 at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California 94080.

     At the Special Meeting, you will be asked to consider and vote upon the following proposals:

          (i) to approve the transfer of certain designated assets of Shaman Pharmaceuticals to Shaman Botanicals, Inc. ("Shaman Botanicals") in exchange for shares of Series A Preferred Stock of Shaman Botanicals; and

          (ii) to transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

     As you are aware, during the past few months, Shaman Pharmaceuticals has undergone unprecedented changes. We began the year filled with the optimism of obtaining positive Phase III results in what was to have been the single pivotal trial necessary for us to pursue a New Drug Application ("NDA") for our lead pharmaceutical product candidate, SP-303/Provir, for the treatment of diarrhea in people with AIDS. However, our optimism quickly turned to surprise and disappointment following our pre-NDA meeting with the U.S. Food and Drug Administration in late January. At this meeting, we were advised that although there were no particular safety issues with SP-303/Provir, and that the drug appeared to work, particularly in more severely ill patients, more data would likely be necessary for a successful NDA filing. Hence, we were faced with the potential need to conduct additional clinical trials, and with the delays and additional costs associated with doing so. And, we realized, even if we completed additional studies, we would still be faced with the uncertainty and risk of further changes in regulatory opinion. As we faced these obstacles to bringing our first pharmaceutical product to market, the near-term value of our pharmaceutical business seemed significantly less attractive.

     These changes occurred against a backdrop of an increasingly difficult financing environment in the biotechnology industry. For many investors, the biotechnology industry has fallen out of favor, with its slower return on investment paling in comparison to the quick and substantial returns available in other industries. Business publications have been filled with stories about the increasingly hostile and quickly dwindling fund-raising environment for biotechnology companies. Add to this Shaman's own challenge of trying to raise funds with a low stock price and a concern about further dilution for our current shareholders. Further, not surprisingly, the value of our on-going corporate partnering negotiations were also compromised by this course of events.

     Given all of the factors above, as we faced the risk, the potential delay in time, and the additional potential costs to bring our first pharmaceutical product to market, we had to stop and take an honest look at our future. How could we maximize the value from our technology platform and the return to our existing stockholders with the lowest amount of risk and dilution in the shortest period of time?

     As we surveyed the other assets existing in the Company, we immediately looked to the business plan already in existence for Shaman Botanicals, our private, wholly-owned subsidiary focused on the development and marketing of botanical dietary supplements. Because our plan will include seeking outside funding in the near term, we feel we must achieve as much initial value as possible in Shaman Botanicals so that our Shaman Pharmaceuticals stockholders can retain as much ownership as possible. By comparison with pharmaceuticals, the dietary supplement industry currently is a $4 billion, high growth industry, with lower regulatory controls and risk, and with a potential for nearer-term product introduction and revenue.

     In order to provide for the greatest chance for success of our new venture, we believe that its near-term operations will better thrive in the simpler structure of a private company, unencumbered by the costs and distractions of being a public entity. By so doing, we can better focus our limited number of employees on the task at hand -- to quickly bring our first botanical products to market, in a market with completely different regulations, channels and culture from the pharmaceutical market. Further, as an entity operationally and financially separate from pharmaceuticals with a sole focus on botanicals, Shaman Botanicals' existence as a private company will allow for simpler negotiations in corporate partnering, for better coverage and valuation by the specific analysts in our new dietary supplement industry, and for the possibility of Shaman Botanicals one day becoming a publicly-traded company.

     Our over-riding interest is in building value and gaining liquidity for our Shaman Pharmaceuticals stockholders. Currently, as a wholly-owned subsidiary, 100% of the value created in Shaman Botanicals flows back to our Shaman Pharmaceuticals stockholders. However, we will need to raise outside funds in the near term to support our ongoing Shaman Botanicals business. In such a situation, to maximize the value of the ownership retained by our shareholders, we must first seek to increase the valuation of Shaman Botanicals prior to such outside funding. The most expeditious way to do this is through the transfer of non-pharmaceutical assets from Shaman Pharmaceuticals to Shaman Botanicals. Hence, we ask you now to support the transfer of critical assets from Shaman Pharmaceuticals to Shaman Botanicals in order to create an environment of success -- for our subsidiary and, therefore, for our Shaman Pharmaceuticals stockholders.

     We will of course leave in Shaman Pharmaceuticals those assets necessary or appropriate to permit the outlicensing of our current pharmaceutical programs and payment of its liabilities.

     Overall, by combining the botanicals business opportunity with the ongoing opportunity to outlicense our existing pharmaceutical assets, we feel this business model will provide greater value to our shareholders than maintaining our focus solely on pharmaceuticals. This decision was difficult, and was taken with careful consideration, much discussion and analysis. We thank you for your support as we transition to our new business model.

     The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Special Meeting. After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope as soon as possible. If you attend the Special Meeting and vote by ballot, your proxy will be automatically revoked and only your vote at the Special Meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR ATTEND THE SPECIAL MEETING AND VOTE IN PERSON.

     After careful consideration, the Company's Board of Directors has unanimously approved the proposals and recommends that you vote IN FAVOR OF each such proposal.

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ Lisa A. Conte
                                          -------------------------------------
                                          Lisa A. Conte
                                          President and Chief Executive Officer


February 24, 1999


                                   IMPORTANT
     PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID RETURN ENVELOPE SO THAT, IF YOU ARE UNABLE TO ATTEND THE SPECIAL MEETING, YOUR SHARES MAY BE VOTED.

                          SHAMAN PHARMACEUTICALS, INC.
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 24, 1999
                            ------------------------

TO THE STOCKHOLDERS OF SHAMAN PHARMACEUTICALS, INC.:

     NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders ("Special Meeting") of Shaman Pharmaceuticals, Inc., a Delaware corporation ("Shaman Pharmaceuticals" or the "Company"), will be held at 9:00 A.M. Pacific Time on Wednesday, March 24, 1999 at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California 94080, for the following purposes:

     1. to approve the transfer of certain designated assets of Shaman Pharmaceuticals to Shaman Botanicals, Inc. ("Shaman Botanicals") in exchange for shares of Series A Preferred Stock of Shaman Botanicals; and

     2. to transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The record date for determining those stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof is February 9, 1999. The stock transfer books will not be closed between the record date and the date of the Special Meeting. A list of the stockholders entitled to vote at the Special Meeting will be available for inspection at the Company's offices, 213 East Grand Avenue, South San Francisco, California 94080, for a period of 10 days prior to the Special Meeting.

     All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend, please carefully read the accompanying Proxy Statement, which describes the matters to be voted upon at the Special Meeting, and mark, date, sign and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the Special Meeting. If you attend the Special Meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the Special Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Special Meeting.

                                          Sincerely,

                                          /s/ Lisa A. Conte
                                          -------------------------------------
                                          Lisa A. Conte
                                          President and Chief Executive Officer

South San Francisco, California

February 24, 1999


YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE.

                          SHAMAN PHARMACEUTICALS, INC.
                             213 EAST GRAND AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 24, 1999

                      GENERAL INFORMATION FOR STOCKHOLDERS

     The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors (the "Board") of Shaman Pharmaceuticals, Inc., a Delaware corporation ("Shaman Pharmaceuticals" or the "Company"), for use at a Special Meeting of Stockholders (the "Special Meeting") to be held at 9:00 A.M. Pacific Time on Wednesday, March 24, 1999, at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California 94080, and at any adjournment thereof.


     This Proxy Statement and the accompanying form of Proxy are to be first mailed to the stockholders entitled to vote at the Special Meeting on or about February 24, 1999.


RECORD DATE AND VOTING

     The specific proposals to be considered and acted upon at the Special Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. Stockholders of record at the close of business on February 9, 1999 are entitled to notice of, and to vote at, the Special Meeting. As of the close of business on such date, there were 32,150,975 shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), outstanding and entitled to vote, held by stockholders of record. In addition, 400,000 shares of the Company's Series A Preferred Stock were outstanding and entitled to vote and held by one stockholder of record, 115,958 shares of Series C Preferred Stock were outstanding and entitled to vote and held by 21 stockholders of record, and 2,869 shares of Series D Preferred Stock were outstanding and entitled to vote and held by six stockholders of record (all of the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is herein referred to collectively as the "Preferred Stock"). Each holder of Common Stock as of the record date is entitled to one vote for each share of Common Stock held by such stockholder as of the record date. Each holder of Preferred Stock as of the record date is entitled to one vote for each share of Common Stock into which such Preferred Stock is convertible as of the record date. As of the record date, one share of Series A Preferred Stock was convertible into one share of Common Stock, one share of Series C Preferred Stock was convertible into six shares of Common Stock and one share of Series D Preferred Stock was convertible into one share of Common Stock.

     All matters submitted for stockholder approval at this Special Meeting will be decided by the affirmative vote of a majority of shares outstanding and entitled to vote on such matters. If a choice as to the matters coming before the Special Meeting has been specified by a stockholder on the Proxy, the shares will be voted accordingly. If no contrary instructions are given, the shares will be voted IN FAVOR OF the approval of all proposals described in the accompanying Notice of Special Meeting and in this Proxy Statement. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., the submission of a Proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Because approval of Proposal 1 will require the affirmative vote of a majority of the Company's shares outstanding on the record date, both abstentions and broker non-votes will have the same effect as negative votes against the approval of Proposal 1.

     Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Special Meeting may request reasonable assistance or accommodation from the Company by contacting Investor Relations in writing at 213 East Grand Avenue, South San Francisco, California 94080 or by telephone at
(650) 952-7070. To provide the Company sufficient time to arrange for reasonable assistance, please submit such requests by March 15, 1999.

REVOCABILITY OF PROXIES

     Any stockholder giving a Proxy pursuant to this solicitation may revoke it at any time prior to its exercise by filing with the Secretary of the Company at its principal executive offices at 213 East Grand Avenue, South San Francisco, California 94080, a written notice of such revocation or a duly executed Proxy bearing a later date, or by attending the Special Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the Notice of Special Meeting, this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to provide routine advice and services for Proxy solicitation. CIC will receive approximately $6,500 from the Company for such advice and services, plus reimbursement of costs incurred in forwarding the solicitation materials to the beneficial owners of Common Stock and Series C Preferred Stock. To assure that a quorum will be present in person or by proxy at the Special Meeting, it may be necessary for CIC, certain officers, directors, employees or other agents of the Company to solicit proxies by telephone, facsimile or other means or in person. Except with respect to CIC, the Company will not compensate such individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                   IMPORTANT

     Please mark, date, sign and return the enclosed Proxy in the accompanying postage-prepaid, return envelope as soon as possible so that, if you are unable to attend the Special Meeting, your shares may be voted.

                MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

                                  PROPOSAL ONE

                     TRANSFER OF CERTAIN DESIGNATED ASSETS
                       OF SHAMAN PHARMACEUTICALS, INC. TO
               SHAMAN BOTANICALS, INC. IN EXCHANGE FOR SHARES OF
              SERIES A PREFERRED STOCK OF SHAMAN BOTANICALS, INC.

GENERAL INFORMATION ABOUT THE TRANSACTION

     As early as 1995, but more earnestly in 1998, Shaman Pharmaceuticals began to explore the possibility of maximizing its existing assets by looking for uses of those assets outside its traditional pharmaceutical business. Based upon its extensive library of plants with a history of medicinal use, some of which were not appropriate for pharmaceutical development, the Company began to explore the potential of developing these plants into dietary supplements. In December 1998, Shaman Botanicals, Inc. ("Shaman Botanicals") was incorporated as a private, wholly-owned subsidiary of Shaman Pharmaceuticals, with the mission of discovering, developing, and marketing botanical dietary supplements derived from tropical plant sources. As the business plan for Shaman Botanicals developed, it became clear that access to certain of the assets of Shaman Pharmaceuticals could provide a substantial benefit to Shaman Botanicals.

     The Board of Directors of the Company has proposed that Shaman Pharmaceuticals transfer certain specified assets to Shaman Botanicals (the "Proposed Transaction") in order to maximize the potential of Shaman Botanicals. As more fully described below, the Proposed Transaction would transfer these assets to Shaman Botanicals in exchange for shares of the Series A Preferred Stock of Shaman Botanicals having a fair market value equal to the net book value of the assets transferred.

INFORMATION ABOUT SHAMAN PHARMACEUTICALS, INC.

     GENERAL

     Shaman Pharmaceuticals was incorporated in the State of California in May 1989 and reincorporated in the State of Delaware in January 1993. The Company's principal executive offices are currently located at 213 East Grand Avenue, South San Francisco, California, 94080-4812, and its telephone number is (650) 952-7070.

     Shaman Pharmaceuticals has been focused on discovering and developing novel pharmaceutical products for major human diseases by isolating and optimizing active compounds found in tropical plants with a history of medicinal use. Shaman believed its plant-based discovery techniques could accelerate traditional drug discovery time frames as well as lead to safe and effective pharmaceuticals. The Company has conducted human clinical trials with three lead product candidates -- SP-303/Provir (Phase III/II), nikkomycin Z (Phase I), and SP-134101 (Phase I) -- targeting five indications.

     Of these, the most advanced, SP-303/Provir, completed a positive Phase III human clinical trial for the treatment of diarrhea in people with AIDS in December 1998. In January 1998, the U. S. Food and Drug Administration ("FDA") advised the Company that upon completion, data from Shaman's single Phase III study along with corroborative information from a previously completed positive Phase II trial could serve as the basis for the submission of a New Drug Application ("NDA"). In Phase II human clinical trials, the product candidate, SP-303/Provir, was shown to provide a significant treatment effect for diarrhea in people with AIDS. In May 1998, the Company announced that the product candidate had been granted a "fast track product" designation by the FDA. However, the Company was surprised by subsequent advice from the FDA in January 1999 which led the Company to believe it did not have adequate data for a successful NDA package in 1999. Given the time delay and additional investment necessary to complete additional trials, the Company determined it could not meet these requirements. The Company now intends to outlicense worldwide marketing rights to SP-303/Provir. Further, it has discontinued all pharmaceutical development, manufacturing, and marketing activities, and plans to outlicense or sell all of its pharmaceutical assets. The Company will now focus its efforts on its Shaman Botanicals subsidiary.

     CLINICAL AND RESEARCH PROGRAMS AVAILABLE FOR OUTLICENSE OR SALE

     The following table describes the major therapeutic areas in which the Company has had active product development and research. Efforts will be made to outlicense all of these current pharmaceutical programs:

    PRODUCT              INDICATION                         STATUS                    COMMERCIAL RIGHTS
    -------       ------------------------  ---------------------------------------  -------------------
Provir            AIDS-associated diarrhea  Completed Phase III study in Q4, 1998.   Shaman
                                            Completed a Phase II efficacy study in
                                            Q4, 1997.

Provir            Watery diarrhea           Completed two Phase II efficacy trials   Shaman
                                            in Q3, 1998. Completed initial Phase II
                                            efficacy studies in 1996 and 1997.

Provir            Pediatric diarrhea        Formulation to be developed.             Shaman

Nikkomycin Z      Endemic mycoses           Completed Phase I study in Q2, 1997.     Shaman

Nikkomycin Z and  Azole-resistant Candida   Initiation of clinical program pending   Shaman
  Azoles                                    pre-clinical development by Pfizer.

SP-134101         Type II Diabetes          Completed Phase I study in Q1, 1998.     Shaman

Oral              Type II Diabetes          Preclinical, 27 compounds.               Ono; Lipha/Merck;
  antihyperglycemic                                                                  and Shaman. Shaman
  compounds                                                                          receives royalties
                                                                                     on sales outside
                                                                                     the U.S. and profit
                                                                                     sharing in the U.S.


     The Company is currently in negotiations with Lipha s.a., a wholly-owned subsidiary of Merck KGaA, Darmstadt, Germany ("Lipha/Merck"), for the discontinuation of their research agreement. There will be no further research payments from Lipha and the Company anticipates there will be some continuation of payment for development costs, milestone and royalty payments, for the compounds that have already been discovered if any of these product candidates do continue into development and clinical trials, or commercialization, based on Lipha's efforts.


     EMPLOYEES

     On February 1, 1999, the Company announced it would immediately cease operations in its pharmaceuticals business and would downsize by approximately 60 people, or 65% of its workforce. As of February 8, 1999, the Company had 36 employees. Of these employees, 12 are dedicated to closing down the Company's pharmaceutical activities and will remain employed only until such activities are accomplished. The remaining employees will be offered positions at Shaman Botanicals.

     COMPLETE DESCRIPTION OF THE COMPANY

     A complete description of the Company as of December 31, 1997 is set forth in its Annual Report on Form 10-K/A for the year ended December 31, 1997, as filed with the Securities and Exchange Commission. Additional information as of September 30, 1998 is set forth in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998, as filed with the Securities and Exchange Commission. The status of the Company and its business have substantially changed since the date of such Reports, and statements in such Reports are modified or superseded, for purposes hereof, to the extent that a statement contained in this Proxy Statement modifies or supersedes such statements.

     RECENT DEVELOPMENTS

     In addition to the events discussed in this Proxy Statement, the following significant events occurred at Shaman Pharmaceuticals since September 30, 1998:

     - On December 10, 1998, Shaman Pharmaceuticals issued an aggregate of 4,784 shares of the Company's Series D Convertible Preferred Stock in exchange for the cancelation of an aggregate of $4.8 million (including accrued interest) of the Company's Senior Subordinated Convertible Notes due August 29, 2000. The holders of shares of Series D Preferred Stock are entitled to cumulative dividends of $55 per share per annum when and if declared by the Board of Directors. The first quarterly dividend payment was due on February 1, 1999. A full description of the Series D Convertible Preferred Stock is included in the Company's Special Report on Form 8-K filed with the SEC on December 11, 1998.

     - Effective with the close of business on February 1, 1999, the Company's Common Stock was delisted from The Nasdaq National Market and moved to The Nasdaq Bulletin Board effective February 2, 1999.


     - The delisting of the Company's Common Stock from The Nasdaq National Market constituted an Optional Redemption Event (as defined in the Company's Certificate of Designation of Series D Preferred Stock) for the Company's Series D Preferred Stock. In connection therewith, on February 4, 1999, the Company issued a Control Notice (as defined in the Company's Certificate of Designation of Series D Preferred Stock) that prevented the redemption of the Series D Preferred Stock. This Control Notice will remain in effect for as long as the Company is not listed on any of The Nasdaq National Market, The Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange. Delivery of the Control Notice had the effect of increasing the annual dividend to $180 per share and adjusting the conversion price of the Series D Preferred Stock to 80% of the amount the conversion price would otherwise be without regard to any adjustments under the Certificate of Designation of Series D Preferred Stock.


     Unaudited balance sheet data for the Company at December 31, 1998, is as follows:

                                                               (UNAUDITED,
                                                              IN THOUSANDS)
                                                              -------------
Cash, cash equivalents and short-term investments...........    $   9,165
Current assets..............................................        9,897
          Total assets......................................       13,139
Current liabilities.........................................        8,726
Long-term liabilities.......................................        2,303
Senior Convertible Notes....................................           --
Capital account.............................................      151,997
Accumulated deficit.........................................     (149,887)
          Total stockholders' equity........................        2,110

     As of December 31, 1998, the Company had cash, cash equivalents and short-term investments of approximately $9.2 million. Unless the Company is successful in its efforts to sell or outlicense the clinical research programs, the Company's cash resources will be substantially used in satisfying its current liabilities.

     If the Company is unable to secure a significant source of financing, the Company's independent auditors are likely to issue an audit opinion on the Company's consolidated financial statement as of and for the year ended December 31, 1998 which contains explanatory language for an uncertainty regarding the Company's ability to continue as a going concern.

     RESTRUCTURING PLAN



     On February 1, 1999, the Company announced and initiated implementation of a restructuring plan which will result in the closing down of the operations of its pharmaceutical business. The Company will focus its efforts on the operations of its botanicals business through Shaman Botanicals. The restructuring plan includes the following:



     - Cessation of the Company's pharmaceutical research and related operations;



     - Sale or outlicensing of all of the Company's current pharmaceutical research programs;



     - Reduction in force of approximately 60 of the Company's employees, or 65% of its workforce, which occurred on February 1, 1999;



     - Dedication of 12 employees to closing down the Company's pharmaceutical operations, which employees will be terminated upon completion of the restructuring activities;



     - Termination of the Company's current research and development agreement with Lipha/Merck, which was the only ongoing research and development agreement in place at February 1, 1999;



     - Settlement of the Company's outstanding long-term equipment financing obligations;



     - Sale or disposal of all of the Company's fixed assets that are not transferred to Shaman Botanicals; and



     - Sublease or termination of a significant portion of the Company's facility leases.



     The Company is in the process of determining an estimate of the costs of the restructuring that will be recorded in the first quarter of 1999. The Company expects that such costs will range from $10,000,000 to $15,000,000.


INFORMATION ABOUT SHAMAN BOTANICALS, INC.

     GENERAL

     Shaman Botanicals was incorporated in the State of Delaware in December 1998. Shaman Botanicals is a private, wholly-owned subsidiary of Shaman Pharmaceuticals. Shaman Botanicals' principal executive offices are currently located at 213 East Grand Avenue, South San Francisco, California, 94080-4812, and its telephone number is (650) 952-7070.

     Shaman Botanicals was formed to discover, develop and market botanical dietary supplements derived from tropical plant sources. Shaman Botanicals has identified four proprietary near-term product opportunities currently existing within Shaman Pharmaceuticals, but which are not appropriate for pharmaceutical development. In addition, Shaman Botanicals has identified at least five key market categories with significant commercial potential. Plants with a documented ethnomedical history of use in each of these market categories have been identified in the Shaman Pharmaceuticals library and database of botanicals. With a staff of approximately 24 individuals, Shaman Botanicals intends to pursue development and marketing of these plants as dietary supplements. Shaman Botanicals intends to commercialize these product candidates through existing retail channels, including mass market (food/drug/mass stores), multi-level marketing and the Internet. Where appropriate, Shaman Botanicals will seek specific partners by channel to maximize the commercial opportunity.

     BUSINESS AND GOVERNMENT REGULATION


     "Botanical dietary supplement" ("BDS") is a specific term meaning "an herb or other botanical or a concentrate, constituent, extract or combination of any botanical that is intended for ingestion as a tablet, capsule, or in liquid form and is not represented for use as a conventional food or as a sole item of a meal or the diet and is labeled as a dietary supplement." This definition comes from the 1994 Dietary Supplement Health and Education Act ("DSHEA"), which specifically outlines how botanical products are to be regulated and treated. Some commonly known BDS products include ginseng, gingko biloba, St. John's wort and echinacea. This statutory definition also differentiates BDSs, vitamins and minerals from conventional foods and food additives. Under the law, botanicals can be sold as dietary supplements with claims as to their effect on the structure or function of the human body, providing the manufacturer has adequate documentation for the claim. BDSs are under the purview of the FDA. However, some BDS products require no review or approval to enter the market (see ODIs below), while others need only submit safety data prior to marketing (see NDIs below). Hence, the oversight by the FDA in the BDS industry is much less rigorous than in the pharmaceutical industry, allowing for much faster market introduction.


     One of the unique provisions of DSHEA is the distinction between new dietary ingredients ("NDI") and old dietary ingredients ("ODI"), which had a history of being marketed in the United States prior to DSHEA. These products have been "grandfathered" under the law, hence allowing them to be commercialized without FDA review. Shaman Botanicals, as part of its exclusive license with Shaman Pharmaceuticals, has access to numerous botanical candidates that are ODIs, including several near-term product candidates. Shaman Botanicals also has numerous NDI candidates.

     THE MARKET

     In 1997, the U.S. dietary supplement market was $12.9 billion. Of this, nearly $4.0 billion were herbal or botanical dietary supplements. In 1998, this number is projected to reach $5 billion, with a compounded yearly growth rate of 15 to 25%. In 1997, 24% of U.S. households reported using BDSs. The use of these products is continuing to expand based upon the aging of the population, increasing scientific evidence and acceptance by the conventional medical establishment, and the recent entrance of powerful consumer companies which provide greater product confidence, while growing the base of consumer users.

     BACKGROUND ON SHAMAN BOTANICALS

     Shaman Botanicals will initiate operations by virtue of exclusive access to near-term product candidates and the botanical library of Shaman Pharmaceuticals. This library of plants has been built through the knowledge and expertise of Shaman's ethnobotanist and physician teams who conduct first-hand field investigation in tropical areas with traditional healers to identify effective traditional medicinal uses of plants. Because these plants reflect the previously untapped plant diversity of the rain forests, many represent novel botanical product candidates that have the opportunity to attain proprietary positioning. This proprietary position, and hence differentiation, may result from the unique ethnobotanical method of discovery, knowledge of the traditional method of preparation and use due to first-hand field experience, patents or standardization of product, quality scientific/clinical testing and sustainable supply and sourcing.

     POTENTIAL PRODUCTS


     Shaman Botanicals has identified four proprietary near-term product opportunities currently existing within the Shaman Pharmaceuticals botanical library, but which are not economically appropriate for pharmaceutical development. All of these near-term product candidates are aimed at providing health benefits and include a proprietary, enhanced formulation of one of the world's leading phytomedicines; a gastrointestinal product candidate to treat a currently unmet medical need; a product candidate made from a unique combination of plant materials to support normal bowel function; and a topical herpes/cold sore product candidate. All of these product candidates are based on plant material on the ODI list, allowing for rapid product introduction without regulatory review.


     For future products, Shaman Botanicals has identified five key market categories based upon their significant commercial potential and opportunity for providing acute symptomatic relief. These categories include: energy boosters, aphrodisiacs, sleeping aids, anti-anxiety or calming aids, and weight loss or appetite suppressants. Plants with a documented ethnomedical history of use in each of these market categories have been identified in the Shaman Pharmaceuticals library and database of botanicals.


     To meet the fast-paced environment of the dietary supplement market, Shaman Botanicals has created a model for product development that would allow for a new product introduction every three to six months, with as many as nine novel product introductions within the first two years of operation. Shaman Botanicals is preparing to launch its first product as early as the second quarter of 1999.

     RESEARCH AND DEVELOPMENT

     Shaman Botanicals intends to set its own standard for quality and product standardization. This will include safety, and where appropriate, human clinical testing of product candidates.

     COMMERCIALIZATION, COMPETITION AND CHANNELS OF DISTRIBUTION

     Shaman Botanicals intends to commercialize its potential products through existing retail channels, including mass market (food/drug/mass stores), multi-level marketing and the Internet. Where appropriate, Shaman Botanicals will seek specific partners by channel to maximize the commercial opportunity, while retaining the opportunity to directly access specific market opportunities through the Internet. For Shaman Botanicals, each of the established players in this market also represents a potential marketing partner.

     Competition in the BDS market differs by channel of distribution. Historically, competition within the health food channel was fragmented and made up of over 200 small, mostly privately held companies. More recently, several large pharmaceutical company-owned consumer products companies have opened up the mass-market channel, including American Home Products Corp. with its Centrum(R) Herbal brand, Bayer Group's introduction of botanical ingredients in their One-A-Day(R) line, and Warner-Lambert Company's introduction of its Quanterra(R) brand. Overall, the entrance of these companies is expected to broaden consumer acceptance of botanical products and grow the total BDS market, with mass market becoming the largest, fastest-growing channel. Shaman Botanicals plans to seek a premier partner with extensive experience to enter this key channel. Shaman Botanicals believes that a partner in this channel will value the quality and scientific rigor behind Shaman Botanicals' product candidates.

     In the multi-level marketing channel, key players include Shaklee Corporation, NuSkin Enterprises, Inc. and Usana, Inc. Again, Shaman Botanicals intends to partner with a top-tier partner in this channel. Shaman Botanicals believes that partners in this channel will appreciate the novel product candidates Shaman Botanicals has to offer and the compelling stories of their rainforest and traditional use origins.

     The Internet channel does not currently have an established leader, although several web sites exist, including AllHerb.com and Greentree.com. Shaman Botanicals intends to start its own site within this channel, with the unique attraction of it own, novel products available on the site. The Internet domain name "ShamanBotanicals.com" has been reserved.


     A final channel opportunity is specialty or niche retail. Building on the recognition of the Shaman Pharmaceuticals name and Shaman Pharmaceuticals' unique story, Shaman Botanicals believes that it could partner and co-brand specialty products with high-end retailers such as Eddie Bauer, the Body Shop or Disney.


     Regardless of the channel, since Shaman Botanicals intends to seek to create novel, proprietary products, it will not compete within the "commodity-like" atmosphere of some existing botanical product categories, where multiple brands of the same product are sold. Shaman Botanicals believes that its products will be further differentiated by their origins, their quality, and Shaman Botanicals' commitment to sustainability and conservation.

     COMPANY STRUCTURE AND MANAGEMENT

     Approximately 24 full-time employees (previously employees of Shaman Pharmaceuticals) will become employees of Shaman Botanicals. The following persons will be officers, directors or key management who will be joining Shaman Botanicals with the following titles:

           NAME              AGE                       POSITION
           ----              ---                       --------
Loren D. Israelsen.........  43     Interim Chief Executive Officer and Director
Lisa A. Conte..............  39     President, Chief Operating Officer and Director
Steven R. King.............  41     Senior Vice President, Ethnobotany and
                                    Conservation, and Director
Thomas Carlson, M.D........  42     Vice President, Medical Ethnobotany
John Chow..................  46     Vice President, Technical Operations
J.D. Haldeman..............  33     Vice President, Commercial Development
Gerald Reaven, M.D. .......  70     Medical/Clinical Advisor (part-time)
G. Kirk Raab...............  63     Chairman of the Board of Directors
Adrian D. P. Bellamy.......  56     Director
Jeffrey Berg...............  51     Director
Herbert M. McDade, Jr. ....  71     Director

     Loren D. Israelsen has been President of LDI Group, a consulting firm specializing in dietary supplement and phytomedicine issues, since 1997. From 1990 to 1997, Mr. Israelsen practiced law at a private firm. From 1981 to 1990, Mr. Israelsen served in various positions at Murdock International Corp., including President from 1989 to 1990, Vice President of Strategic Development from 1986 to 1989 and General Counsel from 1981 to 1986. While acting as Vice President of Strategic Development, he identified and negotiated several license agreements to bring the world's leading phytomedicines, including Ginkgo biloba extract, milk thistle extract, echinacea, evening primrose oil, and saw palmetto extract, to the United States. Mr. Israelsen has served as General Counsel/Vice President to the American Herbal Products Association, Co-counsel to the European American Phytomedicine Coalition, industry liaison to FDA's expert advisory committee on Ephedra and advisor to the Natural Products Quality Assurance Alliance, the Office of Technology Assessment and the Office of Dietary Supplements. Since 1992, he has served as Executive Director of the Utah Natural Products Alliance, which was instrumental in developing and passing the Dietary Supplement Health and Education Act of 1994. Mr. Israelsen holds a B.S. in Political Science from Utah State University and a J.D. from Brigham Young University.

     A complete biography for the other individuals listed above is set forth in Shaman Pharmaceuticals Annual Report on Form 10-K/A for the year ended December 31, 1997, as filed with the Securities and Exchange Commission.

SUMMARY OF THE TERMS OF THE ASSET PURCHASE AGREEMENT

     GENERAL


     Pursuant to an asset purchase agreement dated February 10, 1999, a copy of which is attached as Exhibit A to this Proxy Statement (the "Asset Purchase Agreement"), the Company has agreed to transfer to Shaman Botanicals certain of the Company's assets (the "Assets") in exchange for an aggregate of 720,000 shares of Shaman Botanicals' Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") each share of Series A Preferred Stock having a value of $1.00. The shares of Series A Preferred Stock are deemed to have a fair market value equal to the net book value of the Assets. The Assets will include, but may not be limited to, the following:


     - Exclusive license to the botanical library and archives, both actual plant material, and information residing in the relational database, and other informational sources, for development as dietary supplements and other non-pharmaceutical applications;

     - Exclusive license to the Company's trademarks and logos;

     - Exclusive license to the Company's patents relating to plants, compounds, formulations, and combinations of products to be developed as dietary supplements and other non-pharmaceutical applications;

     - Products developed, or currently in development for non-pharmaceutical applications;

     - Existing raw material supply for products to be developed as dietary supplements;

     - Non-exclusive sub-license to rights under contracts, including material supply agreements and consulting agreements;

     - Capital equipment, furniture, materials, and supplies necessary to carry out development and commercialization activities; and

     - Contribution for use of facilities including office space, utilities, and maintenance.

     The closing of the Proposed Transaction (the "Closing") will take place following the satisfaction or waiver of all conditions specified in the Asset Purchase Agreement, including approval by the Company's stockholders of the Proposed Transaction. In addition, although the Company does not believe that the Proposed Transaction will affect the Company's rights and obligations under material contracts with its creditors or other third parties, the Company may be required to seek approval from such creditors or other third parties in order to effect the Proposed Transaction. The Company intends to obtain such approvals prior to the Closing. Prior to the Closing, the Asset Purchase Agreement may be terminated by mutual consent of the Company and Shaman Botanicals, or by either party following the occurrence of certain conditions or events, including the conditions to Closing not being satisfied or waived by September 30, 1999.

     OTHER AGREEMENTS


     The License Agreement. The License Agreement currently is being negotiated and is anticipated to provide for the payment to Shaman Pharmaceuticals of 10% royalty on net sales sold directly by Shaman Botanicals of the Company's first gastrointestinal product. This royalty will be used to satisfy previously announced royalties committed to by Shaman Pharmaceuticals. Shaman Botanicals anticipates that there will be no royalty requirement for other potential products.


     The Services Agreement. The Services Agreement currently is being negotiated and is anticipated to provide that, for a transitional period, the Company will perform certain transitional services for Shaman Botanicals, including but not limited to product development services for Shaman Botanicals, including clinical inventory management, accounting, human resources and the like.

     The Sublicenses. The Sublicense Agreements currently are being negotiated and are anticipated to provide for the grant to Shaman Botanicals of substantially all of the Company's rights under certain license and consulting agreements and for the assumption by Shaman Botanicals of the Company's obligations thereunder, including payment of all royalties, annual maintenance fees and other required payments.

     SERIES A PREFERRED STOCK

     The following is a summary of the terms of the Series A Preferred Stock to be issued to the Company in connection with the Proposed Transaction as set forth in the Amended and Restated Certificate of Incorporation of Shaman Botanicals, a copy of which is attached hereto as Exhibit B.

     Dividends. The holders of the Series A Preferred Stock will be entitled to receive non-cumulative dividends thereon at the rate of eight percent per share per annum as and when declared by the Board of Directors, before any dividend or distribution is declared, set apart for, or paid upon the Common Stock, which dividend will be payable in cash or additional Series A Preferred Stock.

     Conversion. Each share of Series A Preferred Stock will be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, initially into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the "Conversion Price" in effect at the time of conversion. The "Conversion Price" initially will be $1.00, and is subject to adjustment for dilutive events, including a subdivision or combination of the outstanding shares of

Common Stock, a stock split, stock dividend, cash dividend or other distribution with respect to Shaman Botanicals' outstanding securities, or a reorganization, reclassification, merger, consolidation or sale of substantially all of Shaman Botanicals' assets.

     Each share of Series A Preferred Stock automatically will be converted into shares of Common Stock at the then effective Conversion Price (i) upon the written election of the holders of at least a majority in voting power of the then outstanding Series A Preferred Stock or (ii) immediately prior to the effective date of an initial public offering of Shaman Botanicals' capital stock having an aggregate value in excess of $10,000,000.


     Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of Shaman Botanicals, whether voluntary or involuntary, the holders of Series A Preferred Stock will be entitled to be paid first out of the assets of Shaman Botanicals available for distribution to holders of Shaman Botanicals' capital stock of all classes, before payment or distribution of any of such assets to the holders of any other class of Shaman Botanicals' capital stock, an amount equal to $1.00 per share of Series A Preferred Stock (the "Liquidation Preference"), which amount will be subject to equitable adjustment whenever there is a stock dividend, stock split, combination of shares, reclassification or other similar event affecting such shares, and will include any accrued but unpaid dividends. After payment is made in full to the holders of Series A Preferred Stock or funds necessary for such payment have been set aside by Shaman Botanicals in trust for the account of the holders of Series A Preferred Stock to be available for such payment, the remaining assets of Shaman Botanicals will be distributed ratably to the holders of Common Stock and Preferred Stock, determined on an as-converted basis. If the assets of Shaman Botanicals are insufficient to permit the payment in full to the holders of Series A Preferred Stock of all amounts distributable to them, then the entire assets of Shaman Botanicals available for such distribution will be distributed ratably among the holders of Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.


     A consolidation or merger of Shaman Botanicals with or into another unaffiliated corporation or a sale of all or substantially all of the assets of Shaman Botanicals will be regarded as a liquidation, dissolution or winding up of the affairs of Shaman Botanicals.

     Voting Rights. Except as otherwise required by law, the holders of Series A Preferred Shares will be entitled to vote on all matters submitted to a vote of the stockholders of Shaman Botanicals on an as-converted basis. Currently, each holder of Shaman Botanicals Common Stock is entitled to one vote per share of Common Stock. Notwithstanding the foregoing, without the affirmative vote or written consent of the holders of a majority of the then issued and outstanding Series A Preferred Stock, Shaman Botanicals will not be permitted to: (i) subject to certain exceptions, redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of Shaman Botanicals' Common Stock; (ii) authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred Stock as to dividend rights, redemption rights or liquidation preferences; (iii) effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of Shaman Botanicals or any of its subsidiaries, or any consolidation or merger involving Shaman Botanicals or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of Shaman Botanicals; (iv) permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to Shaman Botanicals or any wholly owned subsidiary, any stock of such subsidiary; (v) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock; or (vi) otherwise amend its Certificate of Incorporation in such a way that would adversely affect any of the rights, preferences or privileges provided for herein for the benefit of any shares of the Series A Preferred Stock.

     Miscellaneous. The Series A Preferred Stock is not subject to any mandatory redemption or sinking fund provisions, nor are the holders thereof entitled to any preemptive rights to subscribe for or to purchase any shares or securities of any class that may at any time be issued, sold or offered for sale by Shaman Botanicals.

REASONS FOR THE PROPOSED TRANSACTION

     The Board of Directors of Shaman Pharmaceuticals (the "Board") has carefully considered the benefits and risks of the Proposed Transaction and believes that the Company will benefit from the diversification of business, the near-term potential for revenue generation, and employment of currently underutilized assets, taking into account that the transferee of the assets (Shaman Botanicals) is a wholly-owned subsidiary of the transferor of the assets (Shaman Pharmaceuticals). As such, at present, 100% of the value generated by Shaman Botanicals is captured as value for the stockholders of Shaman Pharmaceuticals.

     The Board believes that Shaman Botanicals' near-term operations will better thrive in the simpler private company structure, unencumbered by the costs and complexities of being a public entity. By so doing, Shaman Botanicals feels it can better focus its employees on its botanicals business. Shaman Botanicals also believes a sole focus on botanicals will allow for simpler negotiations in corporate partnering, better coverage and valuation by analysts focused on the dietary supplement industry, and for the possibility of Shaman Botanicals becoming a publicly-traded company.

     The Board's interest is in building value and gaining liquidity for Shaman Pharmaceuticals stockholders. Currently, as a wholly-owned subsidiary, 100% of the value created in Shaman Botanicals flows back to the Shaman Pharmaceuticals stockholders. However, in the near term, Shaman Botanicals will need to seek outside funding to support the ongoing Botanicals business. In such a situation, to maximize the value of the ownership retained by Shaman Pharmaceuticals stockholders, the Company wishes to increase the valuation of Shaman Botanicals prior to such outside funding. The most expeditious way to do this is through the transfer of certain assets from Shaman Pharmaceuticals to Shaman Botanicals.

     The Proposed Transaction brings several critical assets to Shaman
Botanicals: (1) exclusive access to the botanical library and archives of tropical plants with a documented history of medicinal use, including novel botanicals; (2) exclusive access to botanicals with proprietary positions including patents; (3) near-term product candidates with potential for near-term commercialization and revenue generation; (4) exclusive access to the expertise of Shaman Pharmaceuticals' Scientific Strategy Team and other established contacts in the ethnobotanical, botanical and medicinal fields; (5) access to established supply and manufacturing channels; (6) added commercial, scientific, and management expertise; (7) capital equipment, furniture, materials and supplies necessary to carry out development and commercialization activities.

     The foregoing discussion of the information and factors considered and given weight by the Company's Board is not intended to be exhaustive, but is believed to include the material factors considered by the Board. In addition, in reaching the determination to approve the Proposed Transaction, in view of the wide variety of factors considered in connection with its evaluation, the Board did not find it practical to, and did not, quantify or otherwise attempt to assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

MATERIAL DIFFERENCES IN THE RIGHTS OF PHARMACEUTICALS' STOCKHOLDERS FOLLOWING THE PROPOSED TRANSACTION

     The Proposed Transaction will not change the ownership rights of Shaman Pharmaceuticals stockholders in Shaman Pharmaceuticals. Each Shaman Pharmaceuticals stockholder will still own shares of the Common Stock or Preferred Stock, as the case may be, of Shaman Pharmaceuticals. However, the Proposed Transaction will effect a change in the nature of each Shaman Pharmaceuticals stockholder's ownership of the assets of Shaman Pharmaceuticals. Prior to the Proposed Transaction, Shaman Pharmaceuticals will have directly owned all of its assets. By transferring specified assets to Shaman Botanicals, a wholly-owned subsidiary of Shaman Pharmaceuticals, Shaman Pharmaceuticals stockholders will now indirectly own such assets through Shaman Pharmaceuticals' ownership of Shaman Botanicals. Any future increases in value of the assets transferred to Shaman Botanicals will flow through to the Shaman Pharmaceuticals stockholders to the extent of their stock ownership in Shaman Botanicals.

     In the future, Shaman Pharmaceuticals stockholders could experience dilution in their ownership of Shaman Botanicals. Currently, Shaman Botanicals is a wholly-owned subsidiary of Shaman Pharmaceuticals. Therefore, the stockholders of Shaman Pharmaceuticals indirectly own all of the outstanding capital stock of

Shaman Botanicals. However, Shaman Botanicals will need to obtain additional financing through private equity or debt financings or from other sources or may enter into collaborative arrangements that involve either sales of its capital stock or transactions involving an exchange of shares of its capital stock for shares of the third party's capital stock or shares of Shaman Botanicals' capital stock for certain of the third party's assets. If additional funds are raised by issuing equity securities, Shaman Pharmaceuticals will no longer own all of the outstanding capital stock of Shaman Botanicals, and the ownership percentage of Shaman Pharmaceuticals' stockholders will correspondingly decrease. Additionally, as employees are hired for Shaman Botanicals, such employees may receive options to acquire shares of Shaman Botanicals Common Stock. Any such issuance of options, and the subsequent exercise thereof, would dilute the Shaman Pharmaceuticals stockholders' ownership interest in Shaman Botanicals.

ACCOUNTING AND TAX TREATMENT OF THE PROPOSED TRANSACTION

     The Assets will be transferred to, and recorded by, Shaman Botanicals at Shaman Pharmaceuticals' net book value. The Proposed Transaction will be a non-taxable event for federal and state income tax purposes.

VOTE REQUIRED FOR STOCKHOLDER APPROVAL


     The affirmative vote of a majority of all shares of Common Stock, including all shares of Preferred Stock on an as-converted to common stock basis, outstanding at the time of voting is required for approval of the transfer of certain designated assets of Shaman Pharmaceuticals to Shaman Botanicals in exchange for shares of Series A Preferred Stock of Shaman Botanicals.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     In view of the factors discussed above and such other matters as it deemed relevant, the Board approved the Proposed Transaction, the Asset Purchase Agreement and Other Agreements as deemed in best interest of the Company's stockholders. Accordingly, the Board recommends that the stockholders vote IN FAVOR OF the transfer of certain designated assets of Shaman Pharmaceuticals to Shaman Botanicals in exchange for shares of Series A Preferred Stock of Shaman Botanicals.

FINANCIAL INFORMATION

UNAUDITED CONDENSED BALANCE SHEETS -- BASIS OF PRESENTATION


     The following unaudited condensed balance sheets give effect to (i) the transfer of tangible assets from Shaman Pharmaceuticals to Shaman Botanicals at the net book value recorded by Shaman Pharmaceuticals to Shaman Botanicals prior to the transfer and (ii) the issuance by Shaman Botanicals of 720,000 shares of Series A Preferred Stock to Shaman Pharmaceuticals. These unaudited condensed balance sheets should be read in conjunction with the historical financial statements and notes thereto of Shaman Pharmaceuticals, which are included in its Annual Report on Form 10-K/A for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.


     The Shaman Pharmaceuticals unaudited condensed balance sheets at October 31, 1998 are presented on an unconsolidated basis and therefore, do not include the assets, liabilities or stockholders' equity of Shaman Botanicals. If these unaudited condensed balance sheets had been presented on a consolidated basis, Shaman Pharmaceuticals investment in Shaman Botanicals would have been eliminated against Shaman Botanicals' equity accounts.

     The unaudited information is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have resulted had the transfer actually occurred on October 31, 1998.

                          SHAMAN PHARMACEUTICALS, INC.

                            CONDENSED BALANCE SHEETS
                                  (UNAUDITED)

                                                    OCTOBER 31,      TRANSFER         OCTOBER 31,
                                                       1998         ADJUSTMENTS          1998
                                                   -------------    -----------    -----------------
                                                   HISTORICAL(1)                   (AS ADJUSTED)(2)
ASSETS
Current assets:
  Cash and cash equivalents......................  $   4,513,158     $      --       $   4,513,158
  Short-term investments.........................      2,029,705            --           2,029,705
  Amounts due from related parties...............        462,164            --             462,164
  Prepaid expenses and other current assets......        842,850            --             842,850
  Investment in Shaman Botanicals, Inc...........             --       720,000             720,000
                                                   -------------     ---------       -------------
Total current assets.............................      7,847,877       720,000           8,567,877
Property and equipment, net......................      3,143,413      (720,000)          2,423,413
Other assets.....................................        584,224            --             584,224
                                                   -------------     ---------       -------------
Total assets.....................................  $  11,575,514     $      --       $  11,575,514
                                                   =============     =========       =============

LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL
  DEFICIENCY)
Current liabilities:
  Accounts payable and other accrued expenses....  $   1,460,153    $      --      $   1,460,153
  Accrued clinical trial costs...................      2,829,890           --          2,829,890
  Accrued professional fees......................        734,230           --            734,230
  Accrued compensation...........................        428,158           --            428,158
  Advances -- contract research..................        218,750           --            218,750
  Current installments of long-term
     obligations.................................      2,595,620           --          2,595,620
                                                   -------------    ---------      -------------
Total current liabilities........................      8,266,801           --          8,266,801
Long-term obligations, excluding current
  installments...................................      3,179,911           --          3,179,911
Senior convertible notes.........................      5,294,035           --          5,294,035
Stockholders' equity (net capital deficiency):
  Preferred stock................................            515           --                515
  Common stock...................................         22,688           --             22,688
  Additional paid-in capital.....................    137,843,110           --        137,843,110
  Deferred compensation and other adjustments....        (47,237)          --            (47,237)
  Accumulated deficit............................   (142,984,309)          --       (142,984,309)
                                                   -------------    ---------      -------------
Total stockholders' equity (net capital
  deficiency)....................................     (5,165,233)          --         (5,165,233)
                                                   -------------    ---------      -------------
Total liabilities and stockholders' equity (net
  capital deficiency)............................  $  11,575,514    $      --      $  11,575,514
                                                   =============    =========      =============

---------------
(1) The Shaman Pharmaceuticals unaudited condensed balance sheets at October 31, 1998 are presented on an unconsolidated basis and therefore, do not include the assets, liabilities or stockholders' equity of Shaman Botanicals. If these unaudited condensed balance sheet had been presented on a consolidated basis, Shaman Pharmaceuticals' investment in Shaman Botanicals would have been eliminated against Shaman Botanicals' equity accounts.

(2) Adjusted to reflect the transfer of $720,000 of capital equipment at net book value from Shaman Pharmaceuticals to Shaman Botanicals.

                            SHAMAN BOTANICALS, INC.

                            CONDENSED BALANCE SHEETS
                                  (UNAUDITED)

                                                      OCTOBER 31,      TRANSFER         OCTOBER 31,
                                                      1998 (1)(2)     ADJUSTMENTS          1998
                                                      ------------    -----------    -----------------
                                                                                     (AS ADJUSTED)(3)
ASSETS
Current assets:
  Cash and cash equivalents.........................    $     --       $     --          $     --
  Short-term investments............................          --             --                --
  Prepaid expenses and other current assets.........          --             --                --
                                                        --------       --------          --------
Total current assets................................          --             --                --
Property and equipment, net.........................          --        720,000           720,000
                                                        --------       --------          --------
Total assets........................................    $     --       $720,000          $720,000
                                                        ========       ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other accrued expenses.......    $     --       $     --          $     --
  Current installments of long-term obligations.....          --             --                --
                                                        --------       --------          --------
Total current liabilities...........................          --             --                --
Long-term obligations...............................          --             --                --
Stockholders' equity(4):
  Preferred stock...................................          --             --               720
  Common stock......................................          --             --                --
  Additional paid-in capital........................          --             --           719,280
                                                        --------       --------          --------
Total stockholders' equity..........................          --             --           720,000
                                                        --------       --------          --------
Total liabilities and stockholders' equity..........    $     --       $     --          $720,000
                                                        ========       ========          ========

---------------
(1) The Shaman Botanicals, Inc. unaudited condensed balance sheet at October 31, 1998 are presented on an unconsolidated basis.

(2) Shaman Botanicals was not incorporated at October 31, 1998.

(3) Adjusted to reflect the transfer of $720,000 of capital equipment at net book value from Shaman Pharmaceuticals to Shaman Botanicals.

(4) The authorized capital of Shaman Botanicals at the date of incorporation is 10,000,000 shares of Common Stock, $0.001 par value per share.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The Securities and Exchange Commission (the "SEC") allows the Company to incorporate by reference the information it files with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement and later information that the Company files with the SEC will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended. The documents incorporated by reference are:



     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the SEC on March 4, 1998 and amended on each of May 7, 1998, May 11, 1998 and May 28, 1998;



     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the SEC on May 15, 1998 and amended on each of May 28, 1998 and July 9, 1998;



     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the SEC on August 14, 1998;



     (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the SEC on November 13, 1998.


                                          THE BOARD OF DIRECTORS


Dated: February 24, 1999

                                                                    EXHIBIT A TO
                                                                 PROXY STATEMENT

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                            SHAMAN BOTANICALS, INC.
                                  AS PURCHASER

                                      AND

                          SHAMAN PHARMACEUTICALS, INC.
                                   AS SELLER


                         DATED AS OF FEBRUARY 10, 1999

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I DEFINITIONS......................................................    1
  Section
     1.01      Certain Defined Terms.......................................    1

ARTICLE II PURCHASE AND SALE...............................................    2
  Section
     2.01      Assets to Be Sold...........................................    2
  Section
     2.02      Assumption of Liabilities...................................    2
  Section
     2.03      Purchase Price..............................................    3
  Section
     2.04      Closing.....................................................    3
  Section
     2.05      Closing Deliveries by Seller................................    3
  Section
     2.06      Closing Deliveries by Purchaser.............................    3

ARTICLE III REPRESENTATIONS AND WARRANTIES.................................    3
  Section
     3.01      Organization, Authority and Qualification of Seller.........    3
  Section
     3.02      No Conflict.................................................    4
  Section
     3.03      Governmental Consents and Approvals.........................    4
  Section
     3.04      Litigation..................................................    4
  Section
     3.05      Compliance with Laws........................................    4
  Section
     3.06      Material Contracts..........................................    4
  Section
     3.07      Assets......................................................    4
  Section
     3.08      Intellectual Property.......................................    4
  Section
     3.09      Full Disclosure.............................................    5
  Section
     3.10      Brokers.....................................................    5

ARTICLE IV REPRESENTATIONS AND WARRANTIES..................................    5
  Section
     4.01      Organization and Authority of Purchaser.....................    5
  Section
     4.02      No Conflict.................................................    5
  Section
     4.03      Governmental Consents and Approvals.........................    5
  Section
     4.04      Valid Issuance of Preferred and Common Stock................    6
  Section
     4.05      Purchase Entirely for Own Account...........................    6
  Section
     4.06      Reliance Upon Seller's Representations......................    6
  Section
     4.07      Receipt of Information......................................    6
  Section
     4.08      Restricted Securities.......................................    6
  Section
     4.09      Legends.....................................................    6

ARTICLE V ADDITIONAL AGREEMENTS............................................    7
  Section
     5.01      Access to Information.......................................    7
  Section
     5.02      Notice of Developments......................................    7
  Section
     5.03      Further Action..............................................    7

ARTICLE VI CONDITIONS TO CLOSING...........................................    7
  Section
     6.01      Conditions to Obligations of Seller.........................    7
  Section
     6.02      Conditions to Obligations of Purchaser......................    8
ARTICLE VII TERMINATION AND WAIVER.........................................    8
  Section
     7.01      Termination.................................................    8
  Section
     7.02      Effect of Termination.......................................    8
  Section
     7.03      Waiver......................................................    9

                                                                             PAGE
                                                                             ----
ARTICLE VIII MISCELLANEOUS.................................................    9
  Section
     8.01      Expenses....................................................    9
  Section
     8.02      Conveyance Taxes............................................    9
  Section
     8.03      Notices.....................................................    9
  Section
     8.04      Headings....................................................    9
  Section
     8.05      Severability................................................   10
  Section
     8.06      Entire Agreement............................................   10
  Section
     8.07      Assignment..................................................   10
  Section
     8.08      No Third Party Beneficiaries................................   10
  Section
     8.09      Amendment...................................................   10
  Section
     8.10      Governing Law...............................................   10
  Section
     8.11      Counterparts................................................   10
  Section
     8.12      Specific Performance........................................   10

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of February 10, 1999 (as hereafter amended, modified or supplemented, this "Agreement"), between Shaman Botanicals, Inc., a Delaware corporation ("Purchaser"), and Shaman Pharmaceuticals, Inc., a Delaware corporation ("Seller").

                                  WITNESSETH:

     WHEREAS, Seller was engaged in the business of discovering and developing novel pharmaceutical products for major human diseases by isolating and optimizing active compounds found in tropical plants with a history of medicinal use (the "Business");

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all right, title and interest of Seller in and to the Assets (as defined in Section 1.01 below), all upon the terms and subject to the conditions set forth herein;

     WHEREAS, in connection with the acquisition of the Assets, the parties have agreed that Purchaser shall assume only those liabilities of the Seller expressly assumed herein, as set forth in Section 2.02(a); and

     WHEREAS, as an inducement to the acquisition of the Assets, Seller has agreed to enter into a license agreement, pursuant to which seller would receive a royalty on certain products developed from certain of the Assets.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and other good an valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Purchaser and Seller hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

     "Action" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "Agreement" or "this Agreement" shall mean this Asset Purchase Agreement, dated as of February 10, 1999 between Seller and Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 8.10.

     "Ancillary Agreements" shall mean the Bill of Sale, the Assumption Agreement, the Sublicense Agreements and the License Agreement.

     "Assets" shall mean those assets set forth on Annex A hereto, as may be amended from time to time by written consent of both parties hereto.

     "Assumption Agreement" shall mean the Assumption Agreement to be executed by Purchaser on or before the Closing Date, substantially in the form attached hereto as Exhibit A.

     "Bill of Sale" shall mean the Bill of Sale and Assignment to be executed by Seller on or before the Closing Date substantially in the form attached hereto as Exhibit B.

     "Business" shall have the meaning specified in the recitals to this Agreement.

     "Closing" shall have the meaning specified in Section 2.04.

     "Closing Date" shall have the meaning specified in Section 2.04.

     "Disclosure Schedule" shall mean the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

     "Effective Date" shall mean             , 1999.

     "Governmental Authority" shall mean any national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Law" shall mean any national, federal, state, municipal or local or other statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

     "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "License Agreement" shall mean the License Agreement, the form of which shall be negotiated prior to the Closing Date.

     "Material Adverse Effect" shall mean any circumstance, change in, or effect on, the Business or the Assets that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Assets (i) is, or could be, materially adverse to the Business, customer relationships, prospects or the condition (financial or otherwise) of the Assets or the Business or (ii) could materially adversely affect the ability of Purchaser to operate or conduct the Assets or the Business in the manner in which it is currently operated or conducted by Seller.

     "Material Contracts" shall mean those agreements listed as material contracts in the exhibits to the SEC Reports.

     "Purchase Price" shall have the meaning specified in Section 2.03.

     "SEC Reports" means Seller's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended, Seller's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, as amended, Seller's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, Seller's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, in each case as filed with the SEC, Seller's Registration Statement on Form S-2 (Registration No. 333-61261), as declared effective by the SEC and as supplemented to date, and Seller's Special Report on Form 8-K dated December 10, 1998, as filed with the SEC on December 11, 1998, Seller's Special Report on Form 8-K dated December 3, 1998, as filed with the SEC on December 15, 1998, and Seller's Special Report on Form 8-K dated January 4, 1999, as filed with the SEC on January 11, 1999.

     "Sublicense Agreements" shall mean the Sublicense Agreements, the form of which shall be negotiated prior to the Closing Date.

                                   ARTICLE II

                               PURCHASE AND SALE

     SECTION 2.01 Assets to Be Sold. On the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date, sell, convey and assign to Purchaser, free and clear of all claims, liens and interests except as is provided for herein, all of Seller's right, title and interest in and to the Assets.

     SECTION 2.02  Assumption of Liabilities.

     (a) Purchaser shall assume the obligations of Seller under the Assets arising on and after the Effective Date. Purchaser shall assume no other obligations of Seller.

     (b) Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, all other Liabilities of Seller, including, without limitation:

          (i) all Taxes now or hereafter owed by Seller or any Affiliate of Seller, or attributable to the Assets or the Business, relating to any period, or any portion of any period;

          (ii) Liabilities and obligations relating to the Assets with respect to litigation commenced before or related to acts, events or omissions prior to the Effective Date; and

          (iii) tortious or negligent acts.


     SECTION 2.03 Purchase Price. The purchase price (the "Purchase Price") for the Assets shall be Seven Hundred Twenty Thousand (720,000) shares of Purchaser's Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred").


     SECTION 2.04 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California at 10:00 A.M. California time on the earlier to occur of (i) March 31, 1999 or (ii) the second business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI, or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

     SECTION 2.05 Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

          (a) the Bill of Sale, and such other instruments, in form and substance satisfactory to Purchaser, as may be requested by Purchaser to transfer the Assets to Purchaser or evidence such transfer on the public records;

          (b) a receipt for the Purchase Price; and

          (c) the certificates and other documents required to be delivered pursuant to Section 6.02.

     SECTION 2.06 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

          (a) a stock certificate representing the Purchase Price; and

          (b) the certificates and other documents required to be delivered pursuant to Section 6.01.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser, except as may be disclosed in the Disclosure Schedule by specific reference to the applicable Section set forth below, as follows:

     SECTION 3.01 Organization, Authority and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

     SECTION 3.02 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or bylaws (or similar organizational documents) of Seller, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Seller or any of its assets, properties or businesses, including, without limitation, the Assets and the Business, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of Seller pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller is a party or by which any of such assets or properties is bound or affected.

     SECTION 3.03 Governmental Consents and Approvals. Other than the consent of Seller's stockholders, the execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any third party.

     SECTION 3.04 Litigation. There are no Actions by or against Seller, or affecting any of the Assets or the Business, pending before any Governmental Authority (or, to the best knowledge of Seller after due inquiry, threatened to be brought by or before any Governmental Authority) that has had or could have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Neither Seller nor any of its assets or properties, including, without limitation, the Assets, is subject to any Governmental Order (nor, to the best knowledge of Seller after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).

     SECTION 3.05 Compliance with Laws. Seller has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to Seller or any of its properties or assets, including, without limitation, the Assets and the Business, and Seller is not in violation of any such Law or Governmental Order.

     SECTION 3.06 Material Contracts. Each Material Contract: (i) is legal, valid and binding on the respective parties thereto and is in full force and effect and (ii) is freely and fully assignable to Purchaser without penalty or other adverse consequences. To Seller's knowledge, no other party to any Material Contract is in breach thereof or default thereunder.

     SECTION 3.07  Assets.

     (a) Seller owns, leases or has the legal right to use all the Assets. Seller has good and marketable title to all the Assets, free and clear of all encumbrances.

     (b) Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the execution of the instruments of transfer contemplated by this Agreement and the Ancillary Agreements, Purchaser will own, with good, valid and marketable title in the Assets, free and clear of any encumbrances and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 3.08 Intellectual Property. Except as disclosed in the SEC Reports, the Company owns, or possesses adequate rights to use, all patents, patent rights, inventions, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights described or referred to in the SEC Reports or owned or used by it or which are necessary for the conduct of its business as it is presently conducted or proposed to be conducted. Except as disclosed in the SEC Reports, the Company has not received any notice of, and is not aware of, any infringement of or conflict with asserted rights of others with respect to, any patents, patent rights, inventions, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names or copyrights or allegations with respect thereto which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a material adverse effect on the business, properties, operations, condition (financial or other), results of operations or prospects of the Company.

     SECTION 3.09  Full Disclosure.

     (a) Seller is not aware of any facts pertaining to the Assets which affect adversely the Assets or which are likely in the future to affect adversely the Assets and which have not been disclosed in this Agreement or the Disclosure Schedule or otherwise disclosed to Purchaser by Seller in writing.

     (b) No representation or warranty of Seller in this Agreement, nor any statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact.

     SECTION 3.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller.

                                   ARTICLE IV

                  Representations and Warranties of Purchaser

     As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows:

     SECTION 4.01 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

     SECTION 4.02 No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser, do not and will not
(a) violate, conflict with or result in the breach of any provision of the charter or bylaws (or other organizational documents) of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

     SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

     SECTION 4.04 Valid Issuance of Preferred and Common Stock. The Series A Preferred Stock, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series A Preferred Stock has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Purchaser's Amended and Restated Certificate of Incorporation, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

     SECTION 4.05 Purchase Entirely for Own Account. Seller confirms that the Series A Preferred to be purchased by Seller and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for Seller's own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

     SECTION 4.06 Reliance Upon Seller's Representations. Seller understands that the Series A Preferred Stock is not, and any Common Stock acquired on conversion thereof at the time of issuance may not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that Purchaser's reliance on such exemption is predicated on Seller's representations set forth herein. Seller realizes that the basis for the exemption may not be present if, notwithstanding such representations, Seller has in mind merely acquiring shares of the Series A Preferred for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Seller has no such intention.

     SECTION 4.07 Receipt of Information. Seller represents that it has had an opportunity to ask questions and receive answers from Purchaser regarding the business, properties, prospects and financial condition of Purchaser and to obtain additional information (to the extent Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

     SECTION 4.08 Restricted Securities. Seller understands that the Series A Preferred (and any Common Stock issued on conversion thereof) may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Series A Preferred (or the Common Stock issued on conversion thereof) or an available exemption from registration under the Securities Act, the Series A Preferred (and any Common Stock issued on conversion thereof) must be held indefinitely. In particular, Seller is aware that the Series A Preferred (and any Common Stock issued on conversion thereof) may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about Purchaser. Such information is not now available and Purchaser has no present plans to make such information available.

     SECTION 4.09 Legends. To the extent applicable, each certificate or other document evidencing any of the Series A Preferred Stock or any Common Stock issued upon conversion thereof shall be endorsed with the legends set forth below, and Seller covenants that, except to the extent such restrictions are waived by Purchaser, Seller shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the following legend under the Act endorsed on such certificate:

          "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE

     SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01 Access to Information. From the date hereof until the Closing, upon reasonable notice, Seller shall and shall cause each of Seller's officers, directors, employees, agents, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of Seller relating to the Business and to those officers, directors, employees, agents, accountants and counsel of Seller who have any knowledge relating to Seller or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Purchaser such additional financial and operating data and other information regarding the Business and the assets, properties and goodwill of Seller as Purchaser may from time to time reasonably request.

     SECTION 5.02 Notice of Developments. Prior to the Closing, Seller shall promptly notify Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of Seller in this Agreement or which could have the effect of making any representation or warranty of Seller in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the Assets, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Assets or the Business.

     SECTION 5.03 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

     SECTION 6.01 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate from Purchaser to such effect signed by a duly authorized officer thereof;

          (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Seller, is likely to render it impossible or unlawful to consummate such transactions; and

          (c) Stockholder Approval. Seller shall have obtained the approval of a majority of the outstanding shares for the sale of Assets pursuant to this Agreement and the Ancillary Agreements, and for Seller's execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

          (d) Ancillary Agreements. Purchaser shall have executed and delivered to Seller each of the Ancillary Agreements to which it is a party.

          SECTION 6.02 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with, and Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof;

          (b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which Purchaser believes, in its sole and absolute discretion, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or otherwise render inadvisable Purchaser's role and absolute discretion the consummation by Purchaser of the transactions contemplated by this Agreement;

          (c) Stockholder Approval. Seller shall have obtained the approval of a majority of the outstanding shares for the sale of Assets pursuant to this Agreement and the Ancillary Agreements, and for Seller's execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

          (d) Consents and Approvals. Purchaser and Seller shall have received, each in form and substance satisfactory to Purchaser in its sole and absolute discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which Purchaser in its sole and absolute discretion deems necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

          (e) Ancillary Agreements. Purchaser shall have received executed counterparts to each of the Ancillary Agreements to which it is a party.

                                  ARTICLE VII

                             TERMINATION AND WAIVER

     SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual consent of Seller and Purchaser; or

          (b) by either Seller or Purchaser if the Closing shall not have occurred by September 30, 1999; or

          (c) by either Purchaser or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

     SECTION 7.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except as set forth in Section 8.01.

     SECTION 7.03 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 8.02 Conveyance Taxes. Each of Seller and Purchaser shall be liable for an amount equal to half of the sales, use and transfer taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 8.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

     (a) if to Seller:

       Shaman Pharmaceuticals, Inc.
        213 East Grand Avenue
        South San Francisco, California 94080
        Telecopy No.: (650) 873-8367
        Attn: President

       with a copy to:

       Brobeck, Phleger & Harrison, LLP
        Two Embarcadero Place
        2200 Geng Road
        Palo Alto, California 94303
        Telecopy No.: (650) 496-2885
        Attn: J. Stephan Dolezalek, Esq.

     (b) if to the Purchaser:

       Shaman Botanicals, Inc.
        213 East Grand Avenue
        South San Francisco, California 94080
        Telecopy No.: (650) 873-8367
        Attn: President

     SECTION 8.04 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

     SECTION 8.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 8.06 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, undertakings and understandings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

     SECTION 8.07 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller and Purchaser); provided, however, that Purchaser may assign this Agreement to an Affiliate of Purchaser without the consent of Seller.

     SECTION 8.08 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

     SECTION 8.09 Amendment. This Agreement may not be amended, modified or supplemented except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 7.03.

     SECTION 8.10 Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement and the obligations of each party arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

     SECTION 8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 8.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity, without the necessity of demonstrating the inadequacy of money damages.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SHAMAN BOTANICALS, INC.


                                          By: /s/ Loren D. Israelsen


                                            ------------------------------------
                                            Name: Loren D. Israelsen
                                            Title: Interim Chief Executive
                                              Officer

                                          SHAMAN PHARMACEUTICALS, INC.


                                          By: /s/ Lisa A. Conte


                                            ------------------------------------
                                            Name: Lisa A. Conte
                                            Title: President and Chief Executive
                                              Officer

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                                    ANNEX A

                                     ASSETS

     - Exclusive license to the botanical library and archives, both actual plant material, and information residing in the relational database, and other informational sources, for development as dietary supplements and other non-pharmaceutical applications;

     - Exclusive license to the Company's trademarks and logos;

     - Exclusive license to the Company's patents relating to plants, compounds, formulations, and combinations of products to be developed as dietary supplements and other non-pharmaceutical applications;

     - Products developed, or currently in development for non-pharmaceutical applications;

     - Existing raw material supply for products to be developed as dietary supplements;

     - Non-exclusive sub-license to rights under contracts, including material supply agreements and consulting agreements;

     - Capital equipment, furniture, materials, and supplies necessary to carry out development and commercialization activities; and

     - Contribution for use of facilities including office space, utilities, and maintenance.

                                   EXHIBIT A

                              ASSUMPTION AGREEMENT

     THIS ASSUMPTION AGREEMENT is entered into on                , 1999, by and
between Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Seller"), and Shaman Botanicals, Inc., a Delaware corporation (the "Purchaser"). Unless otherwise defined herein, capitalized terms shall be used herein as defined in the Asset Purchase Agreement (as defined below).

                                  WITNESSETH:

     WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of February 10, 1999 for the sale and purchase of certain of the assets of Seller (the "Asset Purchase Agreement"); and

     WHEREAS, pursuant to the Asset Purchase Agreement, Purchaser has agreed to assume certain obligations of Seller as set forth in Section 2.02 of the Asset Purchase Agreement with respect to the Assets; and

     WHEREAS, the execution and delivery of this Assumption Agreement by Purchaser is a condition to the obligations of Seller to consummate the transactions contemplated by the Asset Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein and in the Asset Purchase Agreement, and intending to be legally bound hereby, Purchaser and Seller hereby agree as follows:

        1. Subject to Section 2 hereof, Purchaser hereby assumes the obligations as set forth in Section 2.02(a) of the Asset Purchase Agreement as of the Effective Date (the "Assumed Liabilities").

        2. The Assumed Liabilities shall not include the Liabilities of Seller as set forth in Section 2.02(b) of the Asset Purchase Agreement.

        3. Nothing contained herein shall require Purchaser to pay or discharge any liabilities or obligations assumed hereby as long as Purchaser in good faith shall contest or cause to be contested the amount of validity thereof, and Purchaser hereby undertakes to indemnify and hold Seller harmless in respect of any such liabilities or obligations.

        4. Other than as specifically stated above or in the Asset Purchase Agreement, Purchaser assumes no liability or obligation of Seller by this Assumption Agreement.

        5. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, or by courier service, cable, telecopy, telegram, or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at their addresses set forth on the signature pages to the Asset Purchase Agreement (or at such other address for a party hereto as shall be specified in a notice given in accordance with Section 8.03 of the Asset Purchase Agreement).

        6. If any term or other provision of this Assumption Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Assumption Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assumption Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        7. This Assumption Agreement and the Asset Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, undertakings and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        8. This Assumption Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller and Purchaser); provided, however, that Purchaser may assign this Assumption Agreement to an affiliate of Purchaser without the consent of Seller.

        9. This Assumption Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Assumption Agreement.

        10. This Assumption Agreement may not be amended, modified or supplemented except by an instrument in writing signed by, or on behalf of, Seller and Purchaser.

        11. In all respects, including all matters of construction, validity and performance, this Assumption Agreement and the obligations of each party arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

        12. This Assumption Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Assumption Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SHAMAN BOTANICALS, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          SHAMAN PHARMACEUTICALS, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT B

                          BILL OF SALE AND ASSIGNMENT

     BILL OF SALE AND ASSIGNMENT, dated as of                  , 1999 (this
"Bill of Sale and Assignment"), from Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Seller"), to Shaman Botanicals, Inc., a Delaware corporation (the "Purchaser"). Unless otherwise defined herein, capitalized terms shall be used herein as defined in the Asset Purchase Agreement (as defined below).

                                  WITNESSETH:

     WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of February 10, 1999 for sale and purchase of certain assets of Seller (the "Asset Purchase Agreement"); and

     WHEREAS, the execution and delivery of this Bill of Sale and Assignment by Seller is a condition to the obligations of Purchaser to consummate the transactions contemplated by the Asset Purchase Agreement.

     NOW, THEREFORE, for good and valuable consideration to Seller, receipt of which is hereby acknowledged, and pursuant to the Asset Purchase Agreement, Seller, intending to be legally bound hereby, does hereby agree as follows:

        1. Seller does hereby sell, assign, transfer, convey, grant, bargain, set over, release, deliver, vest and confirm unto Purchaser, its successors and assigns, forever, the entire right, title and interest of Seller in and to the property and assets as defined in the Asset Purchase Agreement and further set forth in Annex A to the Asset Purchase Agreement (the "Assets"):

        2. The sale, assignment, transfer, conveyance and delivery of the Assets under this Bill of Sale and Assignment is subject to and in accordance with the provisions of the Asset Purchase Agreement.

        3. Seller shall, from time-to-time after the delivery of this Bill of Sale and Assignment, at Purchaser's request and without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such other instruments of conveyance and transfer, consents, bills of sale, assignments, releases, powers of attorney and assurances presented by Purchaser and reasonably necessary to more effectively transfer or convey to Purchaser any of the Assets.

        4. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, or by courier service, cable, telecopy, telegram, or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at their addresses set forth on the signature pages to the Asset Purchase Agreement (or at such other address for a party hereto as shall be specified in a notice given in accordance with Section 8.03 of the Asset Purchase Agreement).

        5. If any term or other provision of this Bill of Sale and Assignment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Bill of Sale and Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Bill of Sale and Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        6. This Bill of Sale and Assignment and the Asset Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, undertakings and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        7. This Bill of Sale and Assignment may not be assigned by operation of Law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller and Purchaser); provided, however, that Purchaser may assign this Bill of Sale and Assignment to an Affiliate of Purchaser without the consent of Seller.

        8. This Bill of Sale and Assignment shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Bill of Sale and Assignment.

        9. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by, or on behalf of, Seller and Purchaser.

        10. In all respects, including all matters of construction, validity and performance, this Bill of Sale and Assignment and the obligations of each party arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

        11. This Bill of Sale and Assignment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Seller has caused this Bill of Sale and Assignment to be executed as of the date first written above by its officer thereunto duly authorized.

                                          SHAMAN BOTANICALS, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          Accepted and agreed:

                                          SHAMAN PHARMACEUTICALS, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                        [SIGNATURE PAGE TO BILL OF SALE]

                                                                    EXHIBIT B TO
                                                                 PROXY STATEMENT

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            SHAMAN BOTANICALS, INC.

     SHAMAN BOTANICALS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

     FIRST: The original Certificate of Incorporation of Shaman Botanicals, Inc. was filed with the Secretary of State of Delaware on December 8, 1998.

     SECOND: The Amended and Restated Certificate of Incorporation of Shaman Botanicals, Inc. in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

     THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

     IN WITNESS WHEREOF, Shaman Botanicals, Inc. has caused this Certificate to be signed by the President of the Corporation thereunto duly authorized as of
this   th day of             , 1999.

                                          SHAMAN BOTANICALS, INC.

                                          By:
                                            ------------------------------------
                                            Lisa A. Conte, President

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            SHAMAN BOTANICALS, INC.

                                   ARTICLE I

     The name of the corporation is Shaman Botanicals, Inc. (the "Corporation").

                                   ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV


     A. This Corporation is authorized to issue two classes of shares to be designated "Preferred Stock" and "Common Stock." The total number of shares of capital stock that the Corporation is authorized to issue is twelve million (12,000,000). Ten million (10,000,000) shares shall be designated as Common Stock, par value $0.001 per share, and two million (2,000,000) shall be designated as Preferred Stock, par value $0.001 per share.



     B. The Preferred Stock shall be divided into series. The first series shall consist of seven hundred twenty thousand (720,000) shares and is designated "Series A Preferred Stock." The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth in Article IV(C).


     The remaining shares of Preferred Stock may be issued from time to time in one or more series without further stockholder approval. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issuance of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series A Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. The powers, preferences, rights, restrictions, and other matters relating to the series a preferred stock are as follows:

      1. Dividends.

        a. The holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of $0.08 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative.

     No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.08 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A Preferred Stock shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid, and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section D.l) is paid with respect to all outstanding shares of Series A Preferred Stock in an amount for each such share of Series A Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock could then be converted.

     Except as otherwise provided herein with respect to the Series A Preferred Stock, no right shall accrue to holders of shares of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

        b. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

      2. Liquidation Preference.

        a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to the sum of (A) $1.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus (B) all accrued or declared but unpaid dividends on such share for each share of Series A Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

        b. After payment to the holders of the Series A Preferred Stock of the amounts set forth in Section C.2(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.

        c. For purposes of this Section C.2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in Section C.2(d) below) amounts as specified in Sections C.2(a) above.

        d. Whenever the distribution provided for in this Section C.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

      3. Redemption. The Series A Preferred Stock is not redeemable.

      4. Voting Rights. Each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (l) vote for each share of Common Stock held.

      5. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         a. Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series A Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.00 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be $2.00 per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as hereinafter provided.

         b. Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series A Conversion Price upon the earlier of (i) the date specified by written consent or agreement of holders of at least a majority of the then outstanding shares of Series A Preferred Stock or (ii) immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act") other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $3.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate proceeds to the Corporation (after deduction for underwriters' discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which exceed $10,000,000.

         c. Mechanics of Conversion.

           (i) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

           (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the

Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

        d. Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

        e. Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.5(e) above or a merger or other reorganization referred to in Section C.2(c) above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

        f. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

        g. Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section C.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

        h. Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up;

     Then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and
(2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

        i. Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

        j. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

        k. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

        l. Notices. Any notice required by the provisions of this Section C.5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

      6. Restrictions and Limitations.

        a. So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, voting as a class:

           (i) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the Common Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

           (ii) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred Stock as to dividend rights or redemption rights or liquidation preferences;

           (iii) Effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the

Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation;

           (iv) Permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly owned subsidiary, any stock of such subsidiary;

           (v) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock; or

           (vi) Otherwise amend its Certificate of Incorporation in such a way that would adversely affect any of the rights, preferences or privileges provided for herein for the benefit of any shares of the Series A Preferred Stock.

      7. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                                   ARTICLE V

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation's capital stock, to adopt, amend, alter, repeal and rescind any or all of the bylaws of the Corporation without any action on the part of the stockholders.

                                   ARTICLE VI

     The number of directors of the corporation shall be fixed from time to time by, or in the manner provided in, the bylaws of the corporation or amendment thereof duly adopted by the board of directors or by the stockholders of the corporation.

                                   ARTICLE VI

     Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

                                  ARTICLE VII

     Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

                                  ARTICLE VIII

     A director of the Corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law, or (iv) for any transaction from which the director derived any improper personal benefit.

     Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                  ARTICLE VIII

     To the fullest extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

     Any repeal or modification of any of the foregoing provisions of this
Article XI shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                   ARTICLE V

     Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

                          SHAMAN PHARMACEUTICALS, INC.
                                      PROXY

                 Special Meeting of Stockholders, March 24, 1999

         This Proxy is Solicited on Behalf of the Board of Directors of
                          Shaman Pharmaceuticals, Inc.


        The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held on March 24, 1999 and the Proxy Statement and appoints Lisa A. Conte and G. Kirk Raab, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock or Preferred Stock of Shaman Pharmaceuticals, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of the Company to be held at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California, 94080 on Wednesday, March 24, 1999 at 9:00 A.M. Pacific Time (the "Special Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

        1. [ ] FOR [ ] AGAINST [ ] ABSTAIN To approve the transfer of certain designated assets of Shaman Pharmaceuticals, Inc. to Shaman Botanicals, Inc. in exchange for shares of Series A Preferred Stock of Shaman Botanicals, Inc.

        2. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

        The Board of Directors recommends a vote IN FAVOR OF each of the proposals listed above. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF each of the proposals listed above.

        Please print the name(s) appearing on each share certificate(s) over which you have voting authority:___________________________________
                                  (Print name(s) on certificate)

        Please sign your name:________________________________ Date: ___________
                                   (Authorized Signature(s))